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                                                                      Exhibit 12

                                                            TUCSON ELECTRIC POWER COMPANY
                                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                    (IN THOUSANDS)


                                                                    12 Months Ended
                                                                    ---------------
                                             June 30,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                               2000       1999       1998       1997       1996       1995
                                             -------    -------    -------    -------    -------    --------

FIXED CHARGES:
  Interest on Long-Term Debt                 $67,744    $66,836    $72,672    $66,247    $59,836    $69,174
  Other Interest (1)                         $11,738    $13,081    $13,207    $ 9,640    $11,721    $ 9,113
  Interest on Capital Lease Obligations (2)  $83,246    $82,414    $81,823    $83,019    $84,383    $83,986
                                            --------   --------   --------   --------   --------   --------
TOTAL FIXED CHARGES                         $162,728   $162,331   $167,702   $158,906   $155,940   $162,273



NET INCOME                                   $79,741    $73,475    $41,676    $83,572   $120,852    $54,905

LESS:
  Extraordinary Income - Net of Tax          $22,597    $22,597    $0         $0         $0         $0
                                            --------   --------   --------   --------   --------    --------
NET INCOME FROM CONTINUING OPERATIONS        $57,144    $50,878    $41,676    $83,572   $120,852    $54,905

ADD (DEDUCT):
  Income Taxes - Operating Expense           $13,751    $18,268    $18,372    $19,297     $9,795     $8,920
  Income Taxes - Other                        $5,637     $4,082     ($ 794)  ($41,401)  ($91,950)  ($29,356)
  Total Fixed Charges                       $162,728   $162,331   $167,702   $158,906   $155,940   $162,273
                                            --------   --------   --------   --------   --------   --------
TOTAL EARNINGS BEFORE TAXES
AND FIXED CHARGES                           $239,260   $235,559   $226,956   $220,374   $194,637   $196,742



RATIO OF EARNINGS TO FIXED CHARGES             1.470      1.451      1.353      1.387      1.248      1.212




(1)  Excludes recognition of Allowance for Borrowed Funds Used During Construction.

(2)  Capital Lease Interest Paid from Statement of Cash Flows.


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